Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH ANNOUNCES FIRST QUARTER RESULTS

WOODLAND HILLS, CA, April 26, 2005

Zenith National Insurance Corp. (NYSE: ZNT) reported net income of $39.3 million, or $1.65 per share, for the first quarter of 2005 compared to net income of $25.1 million, or $1.09 per share, for the first quarter of 2004.  Net income includes realized gains on investments after tax of $1.9 million, or $0.08 per share, in the first quarter of 2005 compared to $2.5 million, or $0.10 per share, in the first quarter of 2004.

Income from the workers’ compensation segment before tax for the three months ended March 31, 2005 was $41.2 million compared to $19.8 million for the three months ended March 31, 2004.  Income before tax from the reinsurance segment for the three months ended March 31, 2005 was $2.4 million compared to $2.0 million for the three months ended March 31, 2004. Income from the workers’ compensation and reinsurance segments do not include any investment income, as described in the supplemental financial information contained in this press release.

Workers’ compensation net premiums earned increased approximately 28% in the first quarter of 2005, compared to the corresponding period of 2004.  In California, workers’ compensation net premiums earned increased approximately 29% in the first quarter of 2005, compared to the corresponding period of 2004.

The combined ratio for the workers’ compensation segment for the quarter ended March 31, 2005 was 84.9% compared to 90.7% for the quarter ended March 31, 2004.  The combined ratio for the reinsurance segment for the quarter ended March 31, 2005 was 80.3% compared to 82.3% for the quarter ended March 31, 2004.

Consolidated net cash flow from operating activities was $135.2 million for the quarter ended March 31, 2005 compared to $102.5 million for the quarter ended March 31, 2004.  Consolidated stockholders’ equity per share at March 31, 2005, December 31, 2004 and March 31, 2004 was $26.55, $25.92 and $22.05, respectively.  Return on average equity in the quarter ended March 31, 2005 was 30.7% compared to 24.9% in the corresponding period of 2004 and 27.2% in the year ended December 31, 2004.

Commenting on the results, Stanley R. Zax, Chairman & President, said: “Our net income improved due to continued favorable trends in our workers’ compensation segment.  Continuing favorable net cash flow from operations added to our investment portfolio and investment income in the first quarter.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business segments in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.

(Selected financial data attached)

ZENITH NATIONAL INSURANCE CORP.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
	2005	2004

(In thousands, except per share)

TOTAL REVENUES	$305,718	$243,397

SELECTED INCOME DATA:
Net Investment Income after Tax	$11,575	$10,112
Realized Gains on Investments after Tax	1,865	2,476
Income from Investments Segment after Tax	$13,440	$12,588

Net Income	$39,300	$25,100

NET INCOME PER COMMON SHARE:
Basic	$2.02	$1.32
Diluted (1)	1.65	1.09

STOCKHOLDERS’ EQUITY:

Stockholders’ Equity	$521,866	$422,011
Stockholders’ Equity per Share	26.55	22.05

Number of Common Shares:

Outstanding	19,654	19,138
Weighted Average for the Period - Basic	19,431	19,014
Weighted Average for the Period - Diluted (1)	24,629	24,276

(1)           Diluted average outstanding shares for the three months ended March 31, 2005 and 2004 include an additional 5.0 million shares that could be issued in connection with our 5.75% Convertible Senior Notes due 2023 (the “Convertible Notes”).  After tax interest expense of $1.3 million associated with the Convertible Notes for each of the three months ended March 31, 2005 and 2004 is added back to net income in computing net income per diluted share.

	Three Months Ended March 31,
	2005	2004
(In thousands)
REVENUES:
Net Premiums Earned (1)	$285,717	$224,713
Net Investment Income	17,131	14,875
Realized Gains on Investments	2,870	3,809
Total Revenues	$305,718	$243,397

RESULTS OF OPERATIONS BY SEGMENT (2):
Net Investment Income	$17,131	$14,875
Realized Gains on Investments	2,870	3,809
Income from Investments Segment	20,001	18,684
Workers’ Compensation Segment	41,161	19,804
Reinsurance Segment	2,407	2,039
Parent Segment (3)	(5,316)	(4,778)
Income from Continuing Operations before Tax and Equity in Earnings of Investee	58,253	35,749
Income Tax Expense	20,123	12,349
Income from Continuing Operations after Tax and before Equity in Earnings of Investee	38,130	23,400
Equity in Earnings of Investee after Tax (4)	1,170	1,700
NET INCOME	$39,300	$25,100

(1)           Net premiums earned in the three months ended March 31, 2004 are net of $23.4 million of ceded premiums earned in connection with a 10% quota share reinsurance agreement which was terminated effective December 31, 2004.

(2)           See Supplemental Financial Information for a description of segment results.

(3)           Includes interest expense before tax of $3.3 million and $3.2 million for the first quarters of 2005 and 2004, respectively.

(4)           Our share of Advent Capital (Holdings) PLC’s (“Advent Capital”) net income for the first quarter of 2004 includes $0.5 million for our share of non-recurring income recognized by Advent Capital.

	Three Months Ended March 31,
(In thousands)	2005		2004
PROPERTY-CASUALTY INSURANCE OPERATIONS:
Gross Premiums Written (1):
Workers’ Compensation:
California	$204,485	63.4%	$189,391	64.4%
Outside California	97,643	30.3%	86,676	29.5%
Total Workers’ Compensation	302,128	93.7%	276,067	93.9%
Reinsurance	20,226	6.3%	17,947	6.1%
	322,354	100.0%	294,014	100.0%
Net Premiums Written (1):
Workers’ Compensation:
California	196,590	63.2%	163,773	63.7%
Outside California	94,083	30.3%	75,282	29.4%
Total Workers’ Compensation (2)	290,673	93.5%	239,055	93.1%
Reinsurance	20,311	6.5%	17,850	6.9%
	310,984	100.0%	256,905	100.0%
Net Premiums Earned:
Workers’ Compensation:
California	186,491	65.3%	145,053	64.6%
Outside California	87,004	30.4%	68,133	30.3%
Total Workers’ Compensation (2)	273,495	95.7%	213,186	94.9%
Reinsurance	12,222	4.3%	11,527	5.1%
	285,717	100.0%	224,713	100.0%

Income before Tax/Combined Ratio of:
Workers’ Compensation Segment (1)	41,161	84.9%	19,804	90.7%
Reinsurance Segment (1)	2,407	80.3%	2,039	82.3%

COMBINED LOSS AND EXPENSE RATIOS:
Workers’ Compensation:
Loss and Loss Adjustment Expense		59.6%		67.4%
Underwriting and Other Operating Expense (3)		25.3%		23.3%
Combined Ratio		84.9%		90.7%

Reinsurance:
Loss and Loss Adjustment Expense		63.5%		56.3%
Underwriting and Other Operating Expense		16.8%		26.0%
Combined Ratio		80.3%		82.3%

(1)           See Supplemental Financial Information for a description of segment results, “Combined Ratio” and “Premiums Written.”

(2)           Premiums in the first quarter of 2004 are net of $26.2 million of ceded premiums written and $23.4 million of ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement which was terminated effective December 31, 2004.

(3)           The underwriting and other operating expense ratio for the workers’ compensation segment is higher in the first quarter of 2005 by approximately two percentage points due to the absence in 2005 of ceding commissions received in 2004 under the 10% ceded quota share agreement which was terminated effective December 31, 2004.

ZENITH NATIONAL INSURANCE CORP.

Supplemental Financial Information (Unaudited)

HOW WE REPORT ON OUR RESULTS

Our business is comprised of the following segments: investments; workers’ compensation; reinsurance; and parent.  Our real estate segment was discontinued in 2002.  Results of the investments segment include investment income and realized gains and losses on investments and we do not allocate investment income to our workers’ compensation and reinsurance segments.  Income (loss) before tax from the workers’ compensation and reinsurance segments is determined solely by deducting losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned.  The parent segment loss includes interest expense and the general operating expenses of Zenith National Insurance Corp.

Combined Ratios

The combined ratios, expressed as a percentage, are key measurements of profitability traditionally used in the property-casualty insurance business. The ratios discussed in this press release are calculated using GAAP financial results (defined as accounting principles generally accepted in the United States of America).  The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned.

NON-GAAP MEASURES

In addition to financial measures presented in the consolidated financial statements prepared in accordance with GAAP, we also use certain non-GAAP financial measures to analyze and report our financial results. Management believes that these non-GAAP measures, when used in conjunction with the consolidated financial statements, can aid in understanding our financial condition and results of operations. These non-GAAP measures are not a substitute for GAAP measures, and where these measures are described we provide information that reconciles the non-GAAP measures to the GAAP measures reported in our consolidated financial statements.

Premiums Written

Gross premiums written is a non-GAAP financial measure representing the amount of premiums we have billed to our policyholders in the applicable period. It is indicative of the amount of cash premium before commission expense that we expect to receive from our policies for the applicable period.  Net premiums written represent the amount of premiums we have billed to our policyholder in the applicable period less the cost of any reinsurance ceded.  Net premiums earned, the most comparable GAAP measure, represents the portion of premiums written that is recognized as earned in the financial statements for the periods presented.  Premiums are earned on a pro-rata basis over the term of the policies or reinsurance contracts.  The following table provides a reconciliation of gross premiums written and net premiums written to net premiums earned:

	Three Months Ended March 31,
(In thousands)	2005	2004
Workers’ Compensation:
Gross Premiums Written	$302,128	$276,067
Ceded Premiums	(11,455)	(37,012)
Net Premiums Written	290,673	239,055
Change in Unearned Premiums, Net of Reinsurance	(17,178)	(25,869)
Net Premiums Earned	$273,495	$213,186

Reinsurance:
Gross Premiums Written	$20,226	$17,947
Ceded Premiums	85	(97)
Net Premiums Written	20,311	17,850
Change in Unearned Premiums, Net of Reinsurance	(8,089)	(6,323)
Net Premiums Earned	$12,222	$11,527